                                UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                           SCHEDULE 14A INFORMATION

          Proxy Statement Pursuant to Section 14(a) of the Securities
                    Exchange Act of 1934 (Amendment No.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_]  Preliminary Proxy Statement         [_]  CONFIDENTIAL, FOR USE OF THE
                                              COMMISSION ONLY (AS PERMITTED BY
                                              RULE 14A-6(E)(2))

[X]  Definitive Proxy Statement

[_]  Definitive Additional Materials

[_]  Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                               Markel Corporation
--------------------------------------------------------------------------------
               (Name of Registrant as Specified In Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)


Payment of Filing Fee (Check the appropriate box):

[X]  No fee required

[_]  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


     (1) Title of each class of securities to which transaction applies:

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     (2) Aggregate number of securities to which transaction applies:

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     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

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     (4) Proposed maximum aggregate value of transaction:

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     (5) Total fee paid:

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[_]  Fee paid previously with preliminary materials.

[_]  Check box if any part of the fee is offset as provided by Exchange
     Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

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     (2) Form, Schedule or Registration Statement No.:

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     (4) Date Filed:

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Notes:

                                 [MARKEL LOGO]

                   Notice of Annual Meeting of Shareholders

To the Shareholders of Markel Corporation:

  Notice is hereby given that the 2001 Annual Meeting of Shareholders of Markel Corporation (the "Company") will be held at the Jefferson Hotel, Franklin & Adams Streets, Richmond, Virginia, on Wednesday, May 16, 2001, starting at 4:30 p.m.

  The purposes for which the meeting is being held are:

     1. To elect a Board of Directors consisting of 10 persons to serve for the ensuing year;

     2. To ratify or reject the selection by the Board of Directors of KPMG LLP as the Company's independent auditors for the year ending December 31, 2001; and

     3. To transact such other business as may properly come before the meeting.

  It is important that your shares be represented and voted. Shareholders, whether or not they expect to attend the meeting in person, are requested to date, sign and return the accompanying proxy card in the envelope provided, on which no postage is needed if mailed in the United States.

  A copy of the Company's Annual Report to Shareholders for the year ended December 31, 2000 is being mailed to you with this Notice and the Proxy Statement.

  You are cordially invited to attend the meeting.

                                          By Order of the Board of Directors



                                          Secretary

March 27, 2001

                                 [MARKEL LOGO]

                            4521 Highwoods Parkway
                          Glen Allen, Virginia 23060

                               ----------------

                                PROXY STATEMENT
                        ANNUAL MEETING OF SHAREHOLDERS
                            TO BE HELD MAY 16, 2001

                               ----------------

  The accompanying proxy is solicited by and on behalf of the Board of Directors of Markel Corporation (the "Company") for use at the Annual Meeting of Shareholders of the Company to be held May 16, 2001, or any adjournments thereof, for the purposes set forth in this Proxy Statement and the attached Notice of Annual Meeting of Shareholders. This Proxy Statement and the related form of proxy are first being mailed to the shareholders of the Company on or about March 27, 2001. The Board of Directors has fixed the close of business on March 16, 2001, as the record date for the determination of shareholders entitled to notice of and to vote at the meeting and any adjournments thereof. Each holder of record of the Company's Common Stock, no par value (the "Common Stock"), on the record date will be entitled to one vote for each share then registered in his or her name with respect to each matter properly brought before the meeting. As of the close of business on the record date, 8,625,061 shares of Common Stock were outstanding and entitled to vote at the meeting.

  If sufficient proxies are not returned in response to this solicitation, supplementary solicitations may also be made by mail, telephone, electronic communication or personal interview by directors, officers and regular employees of the Company, none of whom will receive additional compensation for these services. The Company may retain an outside proxy solicitation firm to assist in the solicitation of proxies, but at this time does not have plans to do so. Costs of solicitation of proxies will be borne by the Company, which will reimburse banks, brokerage firms and other custodians, nominees and fiduciaries for reasonable out-of-pocket expenses incurred by them in forwarding proxy materials to the beneficial owners of shares held by them.

  The shares represented by all properly executed proxies received by the Secretary of the Company and not revoked as herein provided will be voted as set forth herein, unless the shareholder directs otherwise in the proxy, in which event such shares will be voted in accordance with such directions. Any proxy may be revoked at any time before the shares to which it relates are voted, either by written notice (which may be in the form of a substitute proxy bearing a later date delivered to the secretary of the meeting) or by attending the meeting and voting in person.

March 27, 2001

                            PRINCIPAL SHAREHOLDERS

  The following table and footnotes set forth information with respect to beneficial ownership of equity securities of the Company as of March 1, 2001, except as otherwise noted, by (i) each director standing for election; (ii) each executive officer named in the Summary Compensation Table; (iii) each person known to the Company to be the beneficial owner of more than 5% of its outstanding Common Stock and (iv) all directors and executive officers as a group. For purposes of this table, "beneficial ownership" includes, as required by applicable regulations, shares over which a person has or shares voting or investment power. Except as otherwise indicated, each of the persons named below has sole voting and investment power with respect to the shares of Common Stock beneficially owned by that person.

                   AMOUNT AND NATURE OF BENEFICIAL OWNERSHIP

                                                           Contingent
                                                          Value Rights
   Name                            Common Stock   Percent    (CVR)     Percent
   ----                            ------------   ------- ------------ -------
Anthony F. Markel.................    398,137(a)    4.62%       --       --
 4521 Highwoods Parkway
 Glen Allen, VA 23060
Gary L. Markel....................    355,725(b)    4.13%       --       --
 9700 Ninth Street North
 St. Petersburg, FL 33702
Steven A. Markel..................    624,912(c)    7.25%       --       --
 4521 Highwoods Parkway
 Glen Allen, VA 23060
Alan I. Kirshner..................     87,257(d)    1.01%       --       --
John J. Byrne.....................     40,307(e)       *     40,107(e)  2.29%
Mark J. Byrne.....................     15,311(f)       *     15,311(f)     *
Jeremy D. Cooke...................     10,047(g)       *        --       --
Douglas C. Eby....................         --(n)       *        --       --
Thomas S. Gayner..................     25,693(h)       *        --       --
Leslie A. Grandis.................     19,589(i)       *        --       --
Stewart M. Kasen..................     11,995          *        --       --
Darrell D. Martin.................     79,011(j)       *        --       --
Paul W. Springman.................     13,025(k)       *        --       --
All directors and executive
 officers as a group(l)...........  1,654,863      19.15%    55,418(m)  3.17%

Robert E. Torray & Co., Inc.......    773,205(n)
The Torray Fund
 6610 Rockledge Drive, Suite 450
 Bethesda, MD 20817-1869

--------
 *   Less than 1% of class.
(a) Includes 57,483 shares held in Grantor Retained Annuity Trusts for which Mr. Anthony F. Markel is trustee and partial beneficiary. Includes 2,657 shares held as trustee for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 5,300 shares held as co-trustee with Gary Markel under trusts created under wills. Includes 2,850 shares held as trustee for the benefit of his children as to which he disclaims beneficial ownership. Includes 6,000 shares held by Mr. Markel's wife as to which shares he disclaims beneficial ownership.
(b) Includes 20,345 shares held as co-trustee with Steven A. Markel for the benefit of Mr. Anthony F. Markel's children as to which he disclaims beneficial ownership. Includes 321,230 shares held by the Markel Family Limited Partnership, Bank of America Plaza, Suite 1100, South Fourth Street, Las Vegas, Nevada 89101. Gary Markel is the sole general partner of, and holder of 99.9% of the beneficial interests in, the Markel Family Limited Partnership. Includes 5,300 shares held as co-trustee with Anthony Markel under trusts created under wills. Includes 2,850 shares held as trustee for the benefit of his child.

(c) Includes 91,726 shares held as co-trustee for the benefit of the Lewis C. Markel Residuary Trust, 24,395 shares held as co-trustee for the benefit of Mr. Kirshner's children, 20,345 shares held as co-trustee with Gary L. Markel for the benefit of Mr. Anthony F. Markel's children, 4,040 shares owned by Mr. Steven A. Markel's children and 18,000 shares held as trustee under a trust for non-employee directors under the Company's 1989 Stock Option Plan, as to all of which shares Mr. Markel disclaims beneficial ownership.
(d) Includes 219 shares held by Mr. Kirshner's wife as to which he disclaims beneficial ownership.
(e) Includes 15,236 shares and CVRs in a family partnership over which Mr. Byrne's wife has voting control. Includes 200 shares held by Mr. Byrne's wife.
(f) Includes 15,241 shares and CVRs owned by a corporation as to which Mark Byrne has voting or dispositive power but as to which he disclaims beneficial ownership.
(g) Includes 3,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2000.
(h) Includes 4,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2000. Includes 447 shares held as trustee for the benefit of his wife as to which Mr. Gayner disclaims beneficial ownership.
(i) Includes 400 shares held by Mr. Grandis' wife and 600 shares held by Mr. Grandis' children as to which shares he disclaims beneficial ownership.
(j) Includes 10,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2000. Includes 3,500 shares held by Mr. Martin's wife as to which shares he disclaims beneficial ownership.
(k) Includes 1,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2000. Includes 200 shares held by Mr. Springman's wife as to which he disclaims beneficial ownership.
(l) Includes 14,000 shares represented by options granted under the Company's 1986 Stock Option Plan which may be exercised within sixty days of December 31, 2000. Includes 190,920 shares as to which beneficial ownership is disclaimed.
(m) Includes 15,241 CVR's as to which beneficial ownership is disclaimed.
(n) Based upon Schedule 13G's filed by the named entities on February 13, 2001 and information supplied by Douglas C. Eby as of March 1, 2001. Robert E. Torray & Co., Inc. has shared voting and investment power with respect to these shares. In accordance with written procedures adopted by his employer, Douglas C. Eby, President of Robert E Torray & Co., Inc., exercises no voting or investment control over Markel shares held by clients of the Torray companies.

                             ELECTION OF DIRECTORS

Nominees

  A board of ten directors is to be elected at the meeting to serve until the next annual meeting of shareholders and the election and qualification of their successors. The Company's Board of Directors presently consists of the ten directors who are named below as nominees and John J. Byrne who is retiring from the Board.

  Each of the nominees has consented to his being named as a nominee in this Proxy Statement, has agreed to serve if elected, and has furnished to the Company the information set forth in the table on the following page with respect to his age as of December 31, 2000 and his principal occupation or employment.

  It is expected that each of the nominees will be able to serve, but in the event that any such nominee is unable to serve for any reason (which event is not now anticipated), the proxies reserve discretion to vote or refrain from voting for a substitute nominee or nominees.

  Shareholders may withhold authority to vote for any of the nominees on the accompanying proxy. In the election of directors, those receiving the greatest number of votes will be elected even if they do not receive a majority. Abstentions and broker non-votes will count towards a quorum but will have no effect on any action taken at the meeting.

    Name, Age, Positions With the Company* or Principal Occupation      Director
              for Past Five Years, And Other Information                 Since*
    --------------------------------------------------------------      --------
ALAN I. KIRSHNER, 65..................................................    1978
 Chairman of the Board of Directors and Chief Executive Officer since
 September 1986. President from 1979 to March 1992.


ANTHONY F. MARKEL, 58.................................................    1978
 President and Chief Operating Officer since March 1992. Executive
 Vice President from 1979 to March 1992. Director of Open Plan
 Systems, Inc.; Hilb, Rogal and Hamilton Company.


STEVEN A. MARKEL, 52..................................................    1978
 Vice Chairman since March 1992. Treasurer from October 1986 to August
 1993. Executive Vice President from October 1986 to March 1992.
 Director of S&K Famous Brands, Inc.


DARRELL D. MARTIN, 52.................................................    1991
 Executive Vice President and Chief Financial Officer since March
 1992. Chief Financial Officer since 1988.


THOMAS S. GAYNER, 39..................................................    1998
 Chief Investment Officer since January 2001, Vice President, Equity
 Investments May 1995 to December 2000. President, Markel Gayner Asset
 Management Corporation, a subsidiary of the Company, since December
 1990.


MARK J. BYRNE, 39.....................................................    2000
 Chairman and President, West End Capital Management (Bermuda) Limited
 and affiliates. Since March, 2000 Mark Byrne has served as Chief
 Executive Officer and since October 2000, as Chairman, of Gen Re
 Securities and affiliates, a financial services subsidiary of General
 Re Corporation. Mr. Byrne previously was Managing Director, Global
 Fixed Income Arbitrage, Credit Suisse First Boston.


DOUGLAS C. EBY, 41....................................................    2001
 President of Robert E. Torray & Co. Inc., an independent money management firm located in Bethesda, Maryland; Vice President of The
 Torray Fund, an investment fund managed by Robert E. Torray & Co.
 Inc.

   Name, Age, Positions With the Company* or Principal Occupation     Director
             for Past Five Years, And Other Information                Since*
   --------------------------------------------------------------     --------
LESLIE A. GRANDIS, 56................................................   1987
 Secretary since February 1989. Partner, McGuireWoods LLP, Richmond,
 Virginia, attorneys-at-law, since 1974. Director of Cornerstone
 Realty Income Trust, Inc.; CSX Trade Receivables Corporation.


STEWART M. KASEN, 61.................................................   1987
 Private investor from October 1999; Chairman, President and Chief
 Executive Officer of Factory Card Outlet Corp. from May 1998 to
 October 1999; Factory Card Outlet filed a petition for bankruptcy on
 March 23, 1999; Private Investor from 1996 to 1998; Chairman from
 January 1994 and President and Chief Executive Officer, Best
 Products Co., Inc., Richmond, Virginia from June 1991 to April 1996;
 Best Products Co., Inc. filed a petition in bankruptcy on September
 24, 1996; Director of K2, Inc., Department 56, Inc., and The Singer
 Companies.


GARY L. MARKEL, 54...................................................   1978
 President, Gary Markel & Associates, Inc., St. Petersburg, Florida,
 an independent insurance agency since December 1984. President, Gary
 Markel Surplus Lines Brokerage, Inc.

--------
* For periods prior to 2000, includes service with the Company's now wholly-owned subsidiary, Markel North America, Inc. (formerly Markel Corporation)

Section 16(a) Beneficial Ownership Reporting Compliance

  Form 3 filings were made for Messrs. Springman and Cooke following the March 1, 2001 determination by the Board that they were executive officers of the Company. During 2000, each of Anthony and Gary Markel inadvertently failed to timely file one report under Section 16 of the Securities Exchange Act of 1934 with respect to two sales (totaling 850 shares of common stock) by a trust created pursuant to the will of their father and for which they serve as co-trustees.

Committees of the Board of Directors

  The Board of Directors has a Compensation Committee and an Audit Committee. The Company does not have a nominating committee.

  Audit Committee members for 2000 included Mr. John Byrne, Mr. Grandis and Mr. Kasen with Mr. Byrne serving as Chairman. The members of the Audit Committee are "independent" as independence is defined in the applicable listing standards of the New York Stock Exchange. The Audit Committee's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission; (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board and the committee recommends whether the Board of Directors should include the audited financial statements in the Company's Annual report on Form 10-K.

  During 2000 the Board of Directors held four regular and one special meeting. There were four meetings of the Audit Committee and two meetings of the Compensation Committee during 2000.

Compensation of Directors

  Each non-employee director other than Mark Byrne received for services as a director during 2000 an annual fee of $10,000, plus $1,250 for each regular director's meeting attended and reimbursement of expenses incurred in connection with attending meetings. Mark Byrne receives no compensation for service as a director but does receive reimbursement for expenses. Non-employee directors are also eligible to participate, up to the total amount of fees received by the director, in the Company's Employee Stock Purchase and Bonus Plan (the "Stock Plan"). Under this plan amounts specified by a director are withheld from a director's fees and forwarded to an independent administrator who purchases shares of the Company's Common Stock on behalf of the director participant. In addition the Company provides a "bonus" of one share for every ten share (20 share if a Company loan is made) net increase in shares owned under the plan in a calendar year. The Company also offers loans to all employees and non-employee directors to facilitate the purchase of shares under this Plan. Messrs. Kasen and Grandis availed themselves of this opportunity during 1997. See "Certain Transactions." No non-employee director participated in the Stock Plan during 2000.

Non-employee Director Stock Option Plan

  In 1989, the Company established a Stock Option Plan for Non-Employee Directors (the "Directors Plan") which provided for one-time automatic awards to non-employee directors of options to purchase 6,000 shares of the Company's Common Stock. This plan terminated, as to future grants, on December 31, 1998. The Directors Plan was amended in early 1999 to permit participants to defer receipt of shares of common stock upon exercise of options. At December 31, 1999, three non-employee directors had exercised options and deferred receipt of shares under the Directors Plan.

Family Relationships

  Anthony Markel and Gary Markel are brothers, and Steven Markel is their first cousin. John J. Byrne is Mark Byrne's father.

                            EXECUTIVE COMPENSATION

  The following table provides compensation information for the Company's Chief Executive Officer and the four other most highly compensated executive officers. Mr. Cooke and Mr. Springman became executive officers for 2000.

                          SUMMARY COMPENSATION TABLE

                                    Annual
                                 Compensation
                               -----------------
   Name and Principal           Salary   Bonus   Other Annual       All Other
        Position          Year   ($)      ($)    Compensation  Compensation ($)(3)
   ------------------     ---- -------- -------- ------------  -------------------
Alan I. Kirshner........  2000 $395,000 $158,000        --          $149,300
 Chairman and CEO*        1999 $375,000 $262,500        --          $145,024
                          1998 $354,770 $300,000        --          $129,775


Anthony F. Markel.......  2000 $395,000 $158,000        --          $110,872
 President and COO*       1999 $375,000 $262,500        --          $100,562
                          1998 $354,770 $300,000        --          $ 90,423


Steven A. Markel........  2000 $395,000 $158,000        --          $ 86,094
 Vice Chairman*           1999 $375,000 $262,500        --          $ 78,224
                          1998 $354,770 $300,000        --          $ 70,714


Jeremy D. Cooke(1)......
 Chief Operating Officer  2000 $358,833 $197,500   $617,982(4)      $ 24,160
 Markel International,
 Ltd.


Paul W. Springman(2)....  2000 $300,000 $369,200   $ 87,531(5)      $ 23,443
 President, Markel
 North America, Inc.

--------
* For periods prior to March 24, 2000, includes service with the Company's now wholly owned subsidiary, Markel North America, Inc., formerly Markel Corporation.
(1) At December 31, 2000 Mr. Cooke held 23 restricted bonus shares received in connection with the Company's 1998 stock loan plan with a value at December 31, 2000 of $4,182. If dividends were paid on shares of Common Stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends in the near future.
(2) At December 31, 2000 Mr. Springman held 14 restricted bonus shares received in connection with the Company's 1998 stock loan plan with a value at December 31, 2000 of $2,634. If dividends were paid on shares of Common Stock the same dividend would be paid on restricted bonus shares. The Company has never paid a cash dividend on its Common Stock and does not anticipate paying cash dividends in the near future.
(3) Amounts shown in this column include the Company's contributions under the Company's Retirement Savings (401k) Plan in the amount of $15,300 for each executive. In the case of Messrs. Kirshner and Anthony and Steven Markel, the amounts shown also include accruals of $134,000 for Mr. Kirshner, $95,572 for Anthony Markel and $70,794 for Steven Markel pursuant to Employment Agreements which provide for supplemental retirement benefits and earnings thereon. Includes for Mr. Cooke and Mr. Springman, $6,060 and $2,143, respectively, representing the difference between the interest rate charged on loans made to them under the Company's stock loan plans and 120% of the applicable federal long-term rate at the time the loan was made (a rate presumed for certain purposes under Securities and Exchange Commission regulations to be a maximum market rate). Includes $5,000 for Mr. Springman representing the value of bonus shares awarded in 2000 in connection with Mr. Springman's new stock loan in 2000. Includes $2,800 and $1,000, for Mr. Cooke and Mr. Springman, respectively, as Company Incentive Payment for 2000 under the stock loan plan. See "Certain Transactions." In accordance with applicable rules the information in this footnote relates only to 2000.
(4) Includes $364,037 and $193,457 for foreign tax payments and foreign housing allowance related to Mr. Cooke's overseas assignment. The Company may receive a repayment from Mr. Cooke pursuant to tax equalization agreements with him when his calendar year 2000 tax returns are completed and filed. Any such payments will be reported as a reduction in this footnote in future years.
(5) Represents relocation expenses reimbursed by the Company during 2000.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

  Messrs. Kasen, Gary Markel and Mark Byrne are members of the Compensation Committee of which Mr. Kasen is Chairman. The Compensation Committee has responsibility for establishing and reviewing the compensation of the Chairman and CEO, the Vice-Chairman, the President and the Chief Financial Officer ("Senior Executive Officers"), and administering the 1993 Incentive Stock Plan. Compensation for other executive officers is recommended by the Chairman, the Vice-Chairman and President.

  The Company's compensation packages for executive officers for 2000 consisted of base salary, annual performance based bonuses and contributions to retirement plans.

  In general, base salary levels are set at the minimum levels believed by the Committee to be sufficient to attract and retain qualified executives when considered with other components of the Company's compensation structure. Effective as of January 1, 2000, annual base salaries were set at $395,000 for each of Messrs. Kirshner, Anthony Markel and Steven Markel. In establishing salaries, including Mr. Kirshner's salary as Chief Executive Officer, the Committee considers years of service, level of experience and areas of responsibility, the annual rate of inflation and the Company's operating performance.

  In addition to base salary, the Company has approved a bonus plan for Senior Executive Officers in which cash bonuses are paid based on increases in the book value of the Company's Common Stock (the "Executive

Bonus Plan"). The Committee believes that consistent increases in book value will enhance the value of the Company and will, over time, result in higher stock prices. Bonuses for other executive officers are based primarily on underwriting results of the operations reporting to them for operational officers and investment results for investment officers. In all cases at least a portion of the bonus is based on the Company's five year compound growth in book value.

Bonus Plan For Senior Executive Officers

  Under the Executive Bonus Plan, bonuses for Senior Executive Officers, expressed as a percentage of base salary, are awarded based on a five year average of the compound growth in book value per share of Common Stock as set forth in the following table.

        5 Year Average Compound Growth                           Bonus as % of
       In Adjusted Book Value Per Share                           Base Salary
       --------------------------------                          -------------
                   Under 15%                                           0%
                      15%                                             25%
                      16%                                             40%
                      17%                                             55%
                      18%                                             70%
                      19%                                             85%
                      20%                                            100%
                      21%                                            115%
                      22%                                            130%
                      23%                                            145%
                      24%                                            160%
                      25%                                            175%
                   Over 25%                                      Discretionary

  The five year average compound growth in adjusted book value per share for 2000 was 16% and accordingly a bonus of 40% of base salary was earned under the Plan. Amounts paid in 2001 as bonus for 2000 are included in the Summary Compensation Table.

  For purposes of this plan book value calculations are adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end per share book value and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

  The Committee has not historically made annual stock option grants to executive officers but has made grants from time to time to attract new officers.

  Section 162(m) of the Internal Revenue Code of 1986, as amended, which was enacted in 1993, imposes a $1,000,000 limit on the amount of compensation that will be deductible by the Company with respect to each of the Chief Executive Officer and the four other most highly compensated executive officers. Performance based compensation that meets certain requirements will not be subject to the deduction limit. The Committee, with the assistance of the Company's legal counsel, has reviewed the impact of Section 162(m) on the Company and believes it is unlikely that the compensation paid to any executive officer during the fiscal year ending December 31, 2001 will exceed the limit. The Committee will continue to monitor the impact of the
Section 162(m) limit and will attempt to avoid loss of tax deductions in future years as long as doing so is consistent with the Committee's objectives for management compensation.

                            COMPENSATION COMMITTEE

                Stewart M. Kasen, Gary L. Markel, Mark J. Byrne

Performance Graph

  The following graph compares the cumulative total return (based on share price) on the Company's Common Stock with the cumulative total return of companies included in the S&P 500 Index and the Dow Jones Property and Casualty Insurance Companies Index. This information is provided in accordance with SEC requirements and is not necessarily indicative of future results.

               COMPARISION OF FIVE YEAR CUMULATIVE TOTAL RETURN*

                                    [GRAPH]


                                                  1995 1996 1997 1998 1999 2000
                                                  ---- ---- ---- ---- ---- ----
Markel Corporation............................... 100  119  207  240  205  240
S&P 500.......................................... 100  123  164  211  255  232
Dow Jones Property & Casualty Insurance.......... 100  118  167  158  118  161

--------
* $100 invested on 12/31/95 in stock or index--including reinvestment of dividends. Fiscal years ending December 31. For periods prior to 2000, based on historical reported stock prices of the Company's now wholly owned subsidiary, Markel North America, Inc. (formerly Markel Corporation).

Employment Agreements

  The Company has entered into employment agreements with Mr. Kirshner and Mr. Anthony Markel and Mr. Steven Markel which provide for the employment of those individuals as executive officers. Each agreement has an initial term of one year and is automatically renewed for additional terms of one year unless either party gives 60 days notice of non-renewal. If the Company chooses not to renew, the Company will be deemed to have terminated the executive's employment without cause. The agreements provide for a base annual salary, currently $395,000 for Messrs. Kirshner, Anthony Markel and Steven Markel. Each executive has agreed to preserve the confidentiality of the Company's proprietary data and has also agreed not to compete with the Company for a period of two years following termination. In the event of an executive's death or disability, the Company will continue to pay base salary and benefits for twelve months. In the event the agreement is terminated by the Company for cause or voluntarily by the executive, the Company's obligations under the agreement will terminate. In the event the agreement is terminated by the Company without cause, the Company will pay the executive his base salary for twenty-four months from the date of termination. The agreements also provide for annual salary reviews, bonuses by the Board of Directors and certain additional benefits.

  The employment agreements also provide each executive with a deferred compensation benefit pursuant to which the Company will set aside annually an amount equal to between 8% and 16% of the executive's base salary plus interest at the rate of 8% per annum on the amount set aside from the date of each installment of base salary. The initial deferred compensation benefit includes amounts previously accrued under the executive's former agreements with the Company's subsidiary, Markel North America, Inc. The deferred compensation benefit is payable at a time elected by the executive upon at least six month's advance notice or failing an election upon the executive's death or termination of employment. Payments may be limited to the extent necessary to prevent the payments from becoming non-deductible to the Company under Section 162(m) of the Internal Revenue Code. Amounts accrued for the year ended December 31, 2000, are included in the Summary Compensation Table in the "All Other Compensation" column.

Certain Transactions

 Loan Program

  In order to encourage employee and director share ownership, the Company offers a loan program to all employees and non-employee directors to facilitate the purchase of shares of the Company's Common Stock (the "Loan Program"). The Loan Program also provides for the award of bonus shares to participants at the rate of one bonus share for every 20 new shares purchased in connection with the Loan Program. In 1998, an additional restricted bonus feature was added which awards bonus shares at the same one for 20 share rate, but the restricted shares vest 20% a year commencing on the second anniversary of the purchase. In 2000, the Loan Program was further amended to eliminate the restricted share award feature on a prospective basis and instead to provide for an incentive payment if the Company's growth in book value goals are met. This incentive payment feature was extended to all outstanding loans as well.

  The incentive payment is based on a five-year compound annual growth in book value ("Company Incentive Payment") as follows:

       5 year Compound Annual                      Company Incentive Payment
        Growth in Book Value                     as % of Original Loan Balance
       ----------------------                    -----------------------------
             Under 15%                                          0%
                 15%                                         1.25%
                 16%                                          2.0%
                 17%                                         2.75%
                 18%                                          3.5%
                 19%                                         4.25%
                 20%                                            5%
                 21%                                         5.75%
                 22%                                          6.5%
                 23%                                         7.25%
                 24%                                          8.0%
                 25%                                         8.75%
              Over 25%                                   Discretionary

  For these purposes book value will be calculated in the same manner as the Company's Bonus Plan for Executive Officers. This means book value will be adjusted to exclude the benefit of issuing equity securities at prices above the preceding year end book value and to exclude the goodwill amortization costs resulting from a transaction in which equity securities are issued.

  One-half of the calculated annual incentive payment will be applied to a participant's outstanding indebtedness to reduce the amount of the required balloon payment or the loan balance and one-half of the calculated annual incentive payment, net of taxes required to be withheld on the entire Company Incentive Payment, will be paid directly to the associate by March 31 of a given year. If a loan commitment is received on or before July 1 of a year, a participant will be eligible for one-half of the applicable incentive payment, if any, for the year in which the loan is made.

  Messrs. Springman and Gayner participated in the Loan Program in 2000, borrowing $100,000 and $50,000 respectively. They received bonus share awards of 35 and 17 shares respectively. The value of the bonus shares awarded to Mr. Springman is included in the "All Other Compensation" column of the Summary Compensation Table.

  Messrs. Kasen and Grandis, non-employee directors, participated in the 1997 Loan Program, each borrowing a total of $500,000 and each purchasing 3,427 shares. They each also received 171 bonus shares with an approximate value at the time of the award of $25,000.

  All loans made under the Loan Program bear interest at 3% and are generally due and payable within 10 years of the loan date. The unsecured loans are full recourse and are partially amortizing, requiring a balloon payment at maturity in the case of Messrs. Cooke, Gayner, Martin and Springman, and are fully amortizing in the case of Messrs. Grandis and Kasen. The loan may be prepaid at any time, must be repaid in the event of an employee's termination, or in the event a non-employee director ceases to be a director, and the interest rate and payment terms are adjusted to terms comparable to market rates and terms in the event a participant sells or pledges the shares purchased pursuant to the Loan Program (including bonus shares awarded in connection with the Program) without the Company's prior consent.

  The largest aggregate amount of principal and interest outstanding during 2000 in loans made to the named executive officers and directors was as follows: Jeremy D. Cooke--$267,846; Thomas J. Gayner--$280,089; Leslie A. Grandis--$448,398; Stewart M. Kasen--$448,398; Darrell D. Martin--$987,681;
Paul W. Springman--$178,196.

Other Transactions

  In April 2000 the Company made a loan to Mr. Kirshner in the amount of $859,000. This loan was made to induce Mr. Kirshner to agree to a restructuring of the supplemental retirement benefit accrued under his previous employment agreement with Markel North America. Had Mr. Kirshner not agreed to such a restructuring, approximately $660,000 would have been non-deductible compensation expense to the Company. The loan to Mr. Kirshner is in the form of a demand note which bears interest at 8% per annum, the same rate at which interest accrues on the deferred compensation benefits payable to Mr. Kirshner. It is expected that Mr. Kirshner will repay the note over time as distributions are made of the deferred compensation benefits. The largest aggregate amount of principal and interest outstanding on this loan during 2000 was $908,339. At December 31, 2000 the loan balance was $710,589.

  In December 1997 the Company purchased for approximately $160,000 a 1/8th interest in Dominion Citation Group, L.C. ("Dominion"), a limited liability company formed to own and operate a private aircraft. Steven Markel and Anthony Markel also purchased individually 1/8th interests in Dominion on the same terms as those afforded to the Company. In May of 1999 Mr. Kirshner also purchased a 1/8th interest in Dominion. Ownership interests in Dominion entitle the member to use of the aircraft for a specified number of hours at rates believed to be more favorable than those generally available in the market.

  During 2000, the Company committed to make a $25 million equity investment in White Mountains Insurance Group subject to the successful acquisition of Commercial General Norwich Union's North American Insurance operations by White Mountains. This transaction is subject to regulatory and financing requirements and is expected to close during the 2nd quarter of 2001. Mr. Jack Byrne is the Chairman of White Mountains Insurance Group and served as a director of Markel Corporation during 2000. The Company's investment in the proposed transaction is at identical terms and conditions as the other unrelated equity participants in this transaction.

  McGuireWoods LLP, of which Leslie A. Grandis is a partner, provides legal services to the Company.

Stock Plans For Employees

  The Company has outstanding options under the 1986 Stock Option Plan which expired on November 3, 1996. As of January 31, 2000, 99,000 shares were available for issuance to employees of the Company and its consolidated or unconsolidated subsidiaries under the 1993 Incentive Stock Plan. It is the Company's current policy to use option and other stock award plans sparingly. No options or other awards were granted to executive officers during 2000.

  The following table provides information, as of December 31, 2000, concerning options held by the individuals included in the Summary Compensation Table.

    OPTION EXERCISES IN LAST FISCAL YEAR AND FISCAL YEAR -END OPTION VALUES

                                                Number of Securities      Value of Unexercised
                           Shares              Underlying Unexercised    In-the-Money Options at
                          Acquired    Value     Options at FY-End (#)         FY-End ($)(2)
                         on Exercise Realized ------------------------- -------------------------
Name                         (#)      ($)(1)  Exercisable Unexercisable Exercisable Unexercisable
----                     ----------- -------- ----------- ------------- ----------- -------------
Jeremy D. Cooke.........      --         --      3,000        2,000       282,000      188,000
Paul W. Springman.......    1,000    143,375     2,000          --        289,500          --

--------
(1) Difference between fair market value and exercise price on date of exercise.
(2) Difference between fair market value and exercise price at fiscal year end.

Compensation Committee Interlocks And Insider Participation

  As noted earlier, the Members of the Compensation Committee are Messrs. Kasen, Mark Bryne and Gary Markel. Mr. Kasen participated in the Company's 1997 Loan Program and as a result had indebtedness outstanding to the Company at December 31, 2000 of $401,319. See "Certain Transactions--Loan Program."

  Gary Markel & Associates, Inc. and Gary Markel Surplus Lines Brokerage, Inc., entities owned by Gary L. Markel, place insurance with and on behalf of the Company. During 2000, the Company paid approximately $483,600 in commissions on premium volume placed by entities owned by Gary Markel.

                             SELECTION OF AUDITORS

  KPMG LLP, independent certified public accountants, has been selected by the Board of Directors as independent auditors of the Company for the current fiscal year, subject to ratification or rejection by the shareholders. Representatives of KPMG LLP are expected to be present at the Annual Meeting of Shareholders and will have an opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions from the shareholders. In the event the shareholders do not ratify the selection of KPMG LLP the selection of other independent auditors will be considered by the Board of Directors.

Report Of The Audit Committee

  The Audit Committee acts pursuant to the Audit Committee Charter, a copy of which is attached as Appendix I to this Proxy Statement. The Audit Committee has reviewed the audited financial statements of the Company for the year ended December 31, 2000, and has met with management and KPMG LLP, the Company's independent auditors, to discuss the audited financial statements.

  The Audit Committee received from KPMG LLP written disclosures regarding their independence and the letter required by Independence Standards Board Standard No. 1, and has discussed with KPMG LLP their independence. In connection with its review, the Audit Committee has also discussed with KPMG LLP the matters required to be discussed by Statement of Auditing Standards No. 61.

  Based on its review and discussions with management and KPMG LLP, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2000.

                        MEMBERS OF THE AUDIT COMMITTEE

         John J. Byrne, Chairman, Leslie A. Grandis, Stewart M. Kasen

Audit Fees

  The aggregate fees billed to the Company by KPMG LLP for the performance of the annual audit and the interim reviews of the Company's financial statements during 2000 were $1,928,271.

All Other Fees

  The aggregate fees billed to the Company by KPMG LLP for all non-audit services during 2000 were $751,044. Such non-audit services did not include any financial information systems design and implementation services. All non-audit services were approved or ratified by the Audit Committee after consideration of whether the provision of non-audit services by KPMG LLP was compatible with maintaining KPMG LLP's independence with respect to the Company.

                                 OTHER MATTERS

  The Board of Directors knows of no other matters which will be brought before the meeting. However, if any other matters are properly presented, or if any question arises as to whether any matter has been properly presented and is a proper subject for shareholder action, the persons named as proxies in the accompanying proxy intend to vote the shares represented by such proxy in accordance with their best judgment.

                    SHAREHOLDER PROPOSALS FOR NEXT MEETING

  Any shareholder desiring to make a proposal to be acted upon at the next Annual Meeting of Shareholders must present the proposal to the Company at its principal executive offices in Glen Allen, Virginia, no later than December 15, 2001 in order for the proposal to be included in the Company's proxy materials. Any such proposal should meet the applicable requirements of the Securities Exchange Act of 1934 (the "Exchange Act") and the rules and regulations thereunder.

  For shareholder proposals not included in the Company's proxy statement for the 2002 Annual Meeting, the persons named by the Board of Directors proxy will be entitled to exercise discretionary voting power in the circumstances set forth in Rule 14a-4(c) of the Exchange Act unless the shareholder making a proposal (i) notifies the Company Secretary of the proposal by February 28, 2002 and (ii) otherwise follows the procedures specified in Rule 14a-4(c).

                                          By Order of the Board of Directors



                                          Secretary

March 27, 2001

                                                                     Appendix I

                              Markel Corporation

                            Audit Committee Charter

  The Audit Committee ("the Committee"), of the Board of Directors ("the Board") of Markel Corporation ("the Company"), will have the oversight responsibility, authority and specific duties as described below.

                                  COMPOSITION

  The Committee will be comprised of three or more directors as determined by the Board. The members of the Committee will meet the independence and experience requirements of the New York Stock Exchange (NYSE). The members of the Committee will be elected annually at the meeting of the full Board held in May. One of the members of the Committee will be elected Committee Chair by the Board.

                                RESPONSIBILITY

  The Committee is a part of the Board. It's primary function is to assist the Board in fulfilling its oversight responsibilities with respect to (i) the annual financial information to be provided to shareholders and the Securities and Exchange Commission (SEC); (ii) the system of internal controls that management has established; and (iii) the internal and external audit process. In addition, the Committee provides an avenue for communication between internal audit, the independent auditors, financial management and the Board. The Committee should have a clear understanding with the independent auditors that they must maintain an open and transparent relationship with the Committee, and that the ultimate accountability of the independent auditors is to the Board and the Committee. The Committee will make regular reports to the Board concerning its activities.

  While the Audit Committee has the responsibilities and powers set forth in this charter, it is not the duty of the Audit Committee to determine that the Company's financial statements are complete and accurate and are in accordance with generally accepted accounting principles or to plan or conduct audits. This is the responsibility of management and the independent auditor.

                                   AUTHORITY

  Subject to the prior approval of the Board, the Committee is granted the authority to investigate any matter or activity involving financial accounting and financial reporting, as well as the internal controls of the Company. In that regard, the Committee will have the authority to approve the retention of external professionals to render advice and counsel in such matters. All employees will be directed to cooperate with respect thereto as requested by members of the Committee.

                                   MEETINGS

  The Committee is to meet at least two times annually and as many additional times as the Committee deems necessary. Content of the agenda for each meeting should be cleared by the Committee Chair. The Committee is to meet in separate executive sessions with the chief financial officer, independent auditors and internal audit at least once each year and at other times when considered appropriate.

                                SPECIFIC DUTIES

  In carrying out its oversight responsibilities, the Committee will:

1. Review and reassess the adequacy of this charter annually and recommend any proposed changes to the Board for approval. This should be done in compliance with applicable NYSE Audit Committee Requirements.

2. Review with the Company's management, internal audit and independent auditors the Company's accounting and financial reporting controls. Obtain annually in writing from the independent auditors their letter as to the adequacy of such controls.

3. Review with the Company's management, internal audit and independent auditors significant accounting and reporting principles, practices and procedures applied by the Company in preparing its financial statements. Discuss with the independent auditors their judgements about the quality, not just the acceptability, of the Company's accounting principles used in financial reporting.

4. Review the scope of internal audit's work plan for the year and receive a summary report of major findings by internal auditors and how management is addressing the conditions reported.

5. Review the scope and general extent of the independent auditors' annual audit. The Committee's review should include an explanation from the independent auditors of the factors considered by the auditors in determining the audit scope, including the major risk factors. The independent auditors should confirm to the Committee that no limitations have been placed on the scope or nature of their audit procedures. The Committee will review annually with management the fee arrangement with the independent auditors.

6. Inquire as to the independence of the independent auditors and obtain from the independent auditors, at least annually, a formal written statement delineating all relationships between the independent auditors and the Company as contemplated by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

7. Have a predetermined arrangement with the independent auditors that they will advise the Committee through its Chair and management of the Company of any matters that need to be communicated in accordance with SAS 61 identified through procedures followed for interim quarterly financial statements. Such notification is to be made prior to the related press release or, if not practicable, prior to filing Form 10-Q.

8. At the completion of the annual audit, review with management, internal audit and the independent auditors the following:

    -- Results of the audit of the financial statements and the related report thereon and, if applicable, a report on changes during the year in accounting principles and their application.

    -- Significant changes to the audit plan, if any, and any serious disputes or difficulties with management encountered during the audit. Inquire about the cooperation received by the independent auditors during their audit, including access to all requested records, data and information. Inquire of the independent auditors whether there have been any disagreements with management, which, if not satisfactorily resolved, would have caused them to issue a nonstandard report on the Company's financial statements.

    -- Other communications as required to be communicated by the independent auditors by Statement of Auditing Standards (SAS) 61 as amended relating to the conduct of the audit. Discussions will include the quality, and not just the acceptability, of the Company's accounting principles and the underlying estimates in its financial statements, including the independent auditors' judgement thereon, and audit adjustments.

9. Discuss with the independent auditors the quality of the Company's financial and accounting personnel. Also, elicit the comments of management regarding the responsiveness of the independent auditors to the Company's needs.

10. Recommend to the Board the selection, retention or termination of the Company's independent auditors.

11. Review the appointment and replacement of the senior internal audit executive.

12. Review with management, internal audit and the independent auditors the methods used to establish and monitor the Company's policies with respect to unethical or illegal activities by Company employees that may have a material impact on the financial statements.

13. Generally as part of the review of the annual financial statements, receive an oral report(s), at least annually, from the Company's general counsel concerning legal and regulatory matters that may have a material impact on the financial statements.

14. Based on review and discussions with management and independent auditors, including but not limited to, receipt and discussion of items mentioned above, recommend to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K and approve the report required under SEC rules to be included in the Company's annual proxy statement. The audit committee charter is to be published as an appendix to the proxy statement every three years or whenever changes are made.

                           - FOLD AND DETACH HERE -

                              MARKEL CORPORATION
            PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS FOR ANNUAL MEETING OF SHAREHOLDERS TO BE HELD MAY 16, 2001

    The undersigned, having received the Annual Report to Shareholders and the accompanying Notice of Annual Meeting of Shareholders and Proxy Statement dated March 27, 2001 hereby appoints Alan I. Kirshner, Anthony F. Markel and Steven A. Markel (each with power to act alone) as proxies, with full power of substitution, and hereby authorizes them to represent and vote, as directed below, all the shares of Common Stock of Markel Corporation, held of record by the undersigned on March 16, 2001, at the Annual Meeting of Shareholders to be held on May 16, 2001, and any adjournment thereof.

  The Board of Directors recommends a vote "FOR" Proposals 1 and 2.
(1) ELECTION OF DIRECTORS
[_] FOR all nominees listed       [_] WITHHOLD AUTHORITY to vote for all
    (except as indicated              nominees listed
    to the contrary)


Nominees: Mark J. Byrne, Douglas C. Eby, Thomas S. Gayner, Leslie A. Grandis, Stewart M. Kasen,Alan I. Kirshner, Anthony F. Markel, Gary L. Markel, Steven
A. Markel, Darrell D. Martin

(INSTRUCTION: To withhold authority to vote for any individual nominee write the nominee's name on the line provided below.)

            ----------------------------------------------------

(2) TO RATIFY OR REJECT THE SELECTION BY THE BOARD OF DIRECTORS OF KPMG LLP as the Company's independent auditors for the year ending December 31, 2001.

                   [_] FOR     [_] AGAINST      [_] ABSTAIN

                   (Please date and sign on the reserve side)

                           - FOLD AND DETACH HERE -

(3) IN THEIR DISCRETION, on such other matters as may properly come before the meeting, or, if any nominee listed in Proposal 1 above is unable to serve for any reason, to vote or refrain from voting for a substitute nominee or nominees.

   This proxy when properly executed, will be voted as directed. WHERE NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1 AND 2.

  Please sign your name(s) exactly as they appear hereon. If signer is a corporation, please sign the full corporate name by duly authorized officer. If an attorney, guardian, administrator, executor, or trustee, please give full title as such. If a partnership, sign in partnership name by authorized person.

                                              SIGNATURE:
                                                      ---------------------

                                              DATED: ____________________, 2001

                                              PLEASE COMPLETE, DATE, SIGN AND
                                              RETURN THIS PROXY PROMPTLY IN
                                              THE ACCOMPANYING ENVELOPE.